Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Amendment No.1 to the Annual Report of Whitestone REIT on Form 10-K/A of our report dated April 1, 2019, with respect to the consolidated financial statements of Pillarstone Capital REIT Operating Partnership, LP and subsidiaries as of and for the year ended December 31, 2018.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas
April 1, 2019